Exhibit 10.10

KALA PHARMACEUTICALS, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of November 20, 2014, by and among Square 1 Bank (“Square 1”), in its capacity as administrative and collateral agent (together with its successors and assigns in such capacity, “Agent”) for the lenders hereto as of the date hereof and other financial institutions who hereafter become parties to this Agreement as lenders (each individually a “Lender” and, collectively, the “Lenders”), the Lenders set forth on Schedule 1 hereto and Kala Pharmaceuticals, Inc. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from the Lenders, and the Lenders desire to extend credit to Borrower.  This Agreement sets forth the terms on which the Lenders will advance credit to Borrower and Borrower will repay the amounts owing to the Lenders.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2                               Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP (except for the calculation of warrant liabilities and stock compensation expenses on Borrower’s unaudited financial statements only, which calculations shall be made in accordance with management accounting consistent with past practices).  The term “financial statements” shall include the accompanying notes and schedules.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Credit Extensions.

(a)                                 Promise to Pay.  Borrower promises to pay to the Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by the Lenders to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)                                 Term Loan.

(i)                        Subject to and upon the terms and conditions of this Agreement, the Lenders agree to make, severally and not jointly, according to each Lender’s Term Loan Commitment Amount, one or more term loans to Borrower in an aggregate principal amount not to exceed $10,000,000 (each a “Term Loan” and, collectively, the “Term Loans”).  Each Term Loan shall be in a minimum amount of $250,000.  Borrower may request Term Loans at any time from the date hereof through the Availability End Date.  The proceeds of the Term Loans shall be used for general working capital purposes, and for capital equipment purchases, to pay Lender Expenses and to pay the fees under this Agreement.

(ii)                    Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.2(a) and, through the Interest-Only End Date, shall be payable monthly in arrears beginning on the first day of the month next following such Term Loan, and continuing on the same day of each month thereafter.  Any Term Loans that are outstanding on the Interest-Only End Date shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on the first day of the month immediately following the Interest-Only End Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable.  Term Loans, once repaid, may not be reborrowed.  Borrower may prepay any Term Loan, subject to the payment of the Prepayment Fee.

(iii)                When Borrower desires to obtain a Term Loan, Borrower shall notify Agent (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time at least five Business Days prior to the date on which the Term Loan is to be made.  Such notice shall be substantially in the form of Exhibit C and signed by an Authorized Officer.  Promptly upon receiving such notice, Agent shall notify each Lender of the contents of such notice and each Lender’s Pro Rata Share of such Term Loan.

2.2                               Interest Rates, Payments, and Calculations.

(a)                                 Interest Rates.  Except as set forth in Section 2.2(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (i) 3.00% above the Prime Rate then in effect, or (ii) 6.25%.

(b)                                 Late Fee; Default Rate.  If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Agent (for the benefit of the Lenders) a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                                  Payments.  Agent shall charge all interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)                                 Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.3                               Crediting Payments.  Prior to the occurrence of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and during the continuance of an Event of Default, Agent shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Agent may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Agent after 5:30 p.m. Eastern time shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.  Whenever any payment to Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4                               Fees.  Borrower shall pay the following:

(a)                                 Facility Fee.  On or before the Closing Date, a fee equal to $50,000 to be paid to Agent (for the benefit of the Lenders), which shall be nonrefundable;

(b)                                 Lender Expenses.  On the Closing Date, all Lender Expenses incurred through the Closing Date, and, after the Closing Date, all Lender Expenses, as and when they become due.

(c)                                  Prepayment Fee.  In connection with any prepayment of any principal amount of the Term Loans prior to the Term Loan Maturity Date, including following acceleration under Section 9.1, Borrower shall pay to Agent (for the benefit of the Lenders), on the date of such prepayment, a prepayment fee (the “Prepayment Fee”) in an amount equal to the principal amount so prepaid multiplied by a percentage determined in accordance with the following schedule:

Period	Applicable Prepayment Percentage
From the Closing Date to (but not including) the first anniversary of the Closing Date	0.90%
From the first anniversary of the Closing Date to (but not including) the second anniversary of the Closing Date	0.60%
From the second anniversary of the Closing Date and thereafter until the Term Loan Maturity Date	0.30%

Borrower acknowledges that the foregoing Prepayment Fee represents a reasonable and fair estimate for the loss that the Lenders may sustain from the prepayment of the Term Loans prior to the Term Loan Maturity Date and further acknowledges that, except as specifically provided herein, Borrower has no right to optionally prepay the Term Loans in whole or in part without paying the foregoing Prepayment Fee.  For the avoidance of doubt, no Prepayment Fee shall be payable in connection with any payment of regularly scheduled principal installments of the Term Loans.

2.5                               Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or any Lender has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, the Lenders shall have the right to terminate their obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.                                      CONDITIONS OF LOANS.

3.1                               Conditions Precedent to Closing.  The agreement of Agent and the Lenders to enter into this Agreement on the Closing Date is subject to the condition precedent that Agent and the Lenders shall have received, in form and substance satisfactory to Agent and the Lenders, each of the following items and shall have completed each of the following requirements:

(a)                                 this Agreement;

(b)                                 an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                                  a financing statement (Form UCC-1);

(d)                                 a Loan Advance/Paydown Request Form in a minimum amount of $5,000,000;

(e)                                  payment of the fees and Lender Expenses then due specified in Section 2.4, which may be debited from any of Borrower’s accounts with Square 1;

(f)                                   current SOS Reports indicating that, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)                                 current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion (or an opinion qualified only for going concern solely due to Borrower’s projected need for additional funding to continue operations), company prepared consolidated, if applicable, balance sheets, income statements and statements of cash flows for the most recently ended month in accordance with Section 6.2, and such other updated financial information as the Lenders may reasonably request;

(h)                                 current Compliance Certificate in accordance with Section 6.2;

(i)                                    warrants duly executed by Borrower and issued to each Lender;

(j)                                    a Borrower Information Certificate;

(k)                                 a deposit account control agreement with respect to Borrower’s account numbers and at Square 1;

(l)                                    [Reserved];

(m)                             a payoff letter from Lighthouse Capital Partners VI, L.P.;

(n)                                 a copy of Borrower’s policies or certificates of insurance including any endorsements showing Agent as loss payee (for the benefit of Lenders) and showing Agent and each Lender as an additional insured;

(o)                                 such other documents or certificates, and completion of such other matters, as Agent and/or any Lender may reasonably request; and

(p)                                 Borrower shall have opened and funded deposit accounts held with Square 1.

3.2                               Conditions Precedent to all Credit Extensions.  The obligation of the Lenders to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions (except that the initial Credit Extension is not subject to the conditions in clause (b)):

(a)                                 timely receipt by Agent of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b)                                 Borrower shall have transferred substantially all of its Cash assets into operating accounts held with Square 1 and shall otherwise be in compliance with Section 6.6 hereof;

(c)                                  in the Lenders’ sole reasonable discretion, there has not been a Material Adverse Effect; and

(d)                                 the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Borrower grants and pledges to Agent (for the benefit of the Lenders) a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents (other than warrants).  Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except for Permitted Transfers and Permitted Liens.  Notwithstanding any termination of this Agreement or of any filings undertaken related to Agent’s or the Lenders’ rights under the Code, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2                               Perfection of Security Interest.  Borrower authorizes Agent to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Agent chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third-party bailee, Borrower shall take such steps as Agent reasonably requests for Agent to (i) to the extent required under Section 7.10 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Agent and the Required Lenders, of the bailee that the bailee holds such Collateral for the benefit of Agent, and (ii) to the extent required under Section 6.6 below, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Agent and the Required Lenders.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Agent indicating that Agent (for the benefit of the Lenders) has a security interest in the chattel paper.  Borrower from time to time, pursuant to additional agreements by Borrower, may deposit with a Lender specific cash collateral to secure specific Obligations; Borrower authorizes the Lenders to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.  Borrower shall take such other actions as Agent reasonably requests to perfect Agent’s security interests granted under this Agreement.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Agent and each Lender as follows:

5.1                               Due Organization and Qualification.  Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2                               Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3                               Collateral.  Except as set forth on Schedule 5.3, Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens and licenses and agreements containing customary anti-assignment provisions so long as such provisions are, or would be, rendered unenforceable or ineffective under applicable law (including, without limitation, Sections 9-406, 9-407 and 9-408 of the Code).  Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value in excess of $100,000 is located solely in the Collateral State, at the locations set forth on Schedule 7.10 and such other locations permitted under Section 7.10.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule or as permitted under Section 6.6, none of Borrower’s Cash is maintained or invested with a Person other than Square 1 or Square 1’s Affiliates.

5.4                               Intellectual Property.  Except as set forth on Schedule 5.4, Borrower is the sole owner of the Intellectual Property created or purchased by Borrower.  Except as set forth on Schedule 5.4, to the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents created or purchased by Borrower is valid and enforceable, and no part of the Intellectual Property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5                               Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  As of the date hereof, the chief executive office of Borrower is located at the address indicated in Article 10 hereof.

5.6                               Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect.

5.7                               No Material Adverse Change in Financial Statements.  All consolidated and consolidating, if applicable, financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Agent and the Lenders fairly present in all material respects Borrower’s consolidated and consolidating, if applicable, financial condition as of the date thereof and Borrower’s consolidated and consolidating, if applicable, results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating, if applicable, financial condition of Borrower since the date of the most recent of such financial statements submitted to Agent and the Lenders.

5.8                               Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9                               Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10                        Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11                        Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12                        Inbound Licenses; Other Agreements.  Except as disclosed on the Schedule, disclosed in accordance with Section 6.7, Borrower is not a party to, nor is bound by, any material license or other similar agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

5.13                        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Agent or any Lender in connection with the Loan Documents taken together with all such certificates and written statements furnished to Agent or any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.                                      AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as any Lender may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following (unless Agent and the Required Lenders provide their prior written consent, which shall not be unreasonably withheld):

6.1                               Good Standing and Government Compliance.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Agent the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2                               Financial Statements, Reports, Certificates.  Borrower shall deliver to Agent and the Lenders:  (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating, if applicable, balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Agent and the Required Lenders and certified by a Responsible Officer pursuant to a Compliance Certificate; (ii) as soon as available, but in any event within 90 days after the end of each calendar quarter, a company prepared consolidated and consolidating, if applicable, balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Agent and the Required Lenders and certified by a Responsible Officer; (iii) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited (or such other level as is required pursuant to the Investment Agreement) consolidated and consolidating, if applicable, financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion (which is either unqualified, qualified only for going concern solely due to Borrower’s projected need for additional funding to continue operations or otherwise consented to in writing by Agent and the Required Lenders) on such financial statements of an independent certified public accounting firm reasonably acceptable to Agent and the Required Lenders; (iv) an annual budget approved by Borrower’s Board of Directors as soon as available but not later than the earlier of (A) 60 days after the end of each fiscal year during the term of this Agreement or (B) five days following approval by Borrower’s Board of Directors; (v) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (vi) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (vii) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (viii) promptly following presentation to Borrower’s Board of Directors, and no less frequently than quarterly (or more frequently if requested by Agent or the Required Lenders (such frequency not to exceed six times per year so long as no Event of Default has occurred and is continuing)), clinical program updates in the form provided to Borrower’s Board of Directors with such additional information as any Lender may reasonably request from time to time; and (ix) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as any Lender may reasonably request from time to time.

(a)                                 Within 30 days after the last day of each month, Borrower shall deliver to Agent and the Lenders with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b)                                 As soon as possible and in any event within three Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Agent and the Lenders a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c)                                  Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral (and Lenders (through any of their respective officers, employees or agents) shall have the right to join any such inspection) at Borrower’s expense in order to verify Borrower’s financial condition or the amount of, condition of, or any other matter relating to, the Collateral.

Borrower may deliver to Agent and the Lenders on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Agent and the Lenders shall be entitled to rely on the information contained in the electronic files, provided that Agent and the Lenders in good faith believe that the files were delivered by a Responsible Officer.  Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3                               Inventory and Equipment; Returns.  Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (a) sold in the ordinary course of business, and (b) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower gives prior written notice.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.  Borrower shall promptly notify Agent and the Lenders of all returns and recoveries and of all written disputes and claims involving inventory having a book value of more than $100,000.

6.4                               Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Agent, on demand, proof satisfactory to Agent indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5                               Insurance.  Borrower, at its expense, shall (a) keep the Collateral insured against loss or damage, and (b) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s.  All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Agent and the Required Lenders.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Agent and the Required Lenders, showing Agent (for the benefit of the Lenders) as an additional loss payee, and all applicable liability insurance policies shall show Agent and each Lender as an additional insured and specify that the insurer must give at least 20 days’ notice to Agent and each Lender before canceling its policy for any reason (except ten days’ notice for nonpayment).  Upon Agent’s or any Lender’s request, Borrower shall deliver to Agent and the Lenders certified copies of the policies of insurance and evidence of all premium payments.  Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to repair or replace the property subject to the claim, provided that any such repaired or replacement property shall be deemed Collateral in which Agent (for the benefit of the Lenders) has been granted a first priority security interest, provided that, if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Agent’s option, be payable to Agent (for the benefit of the Lenders) to be applied on account of the Obligations.

6.6                               Primary Depository.  Borrower shall, within one Business Day of the Closing Date, maintain substantially all of its depository and operating accounts with Square 1 and substantially all of its primary investment accounts with Square 1 or Square 1’s Affiliates; provided that, for a period of 60 days following the Closing Date, Borrower may maintain at Silicon Valley Bank (a) up to $85,000 to secure a letter of credit issued for the benefit of Borrower’s landlord with respect to Borrower’s lease of its offices at 100 Beaver Street, Suite 201, Waltham, MA 02453, (b) up to $35,000 to secure credit card reimbursement obligations and (c) up to $300,000 in its operating account.  Borrower shall, within 60 days of the Closing Date, maintain all of its depository and operating accounts with Square 1 and its primary investment accounts with Square 1 or Square 1’s Affiliates.  Prior to maintaining any deposit accounts with Square 1 or any investment accounts with Square 1’s Affiliates, Borrower, Agent, and any such Affiliate, as applicable, shall have entered into a deposit account control agreement or a securities account control agreement, as applicable, with respect to any such deposit accounts and investment accounts, in form and substance satisfactory to Agent and the Required Lenders.

6.7                               Consent of Inbound Licensors.  Within ten days after entering into or becoming bound by any material inbound license or similar agreement, Borrower shall:  (a) provide written notice to Agent and the Lenders of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (b) upon request of Agent, in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Agent (for the benefit of the Lenders) to have a security interest in it that would reasonably be expected to otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.8                               Creation/Acquisition of Subsidiaries.  In the event that any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Agent and the Lenders of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Agent or any Lender to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) if such New Subsidiary is organized under the laws of the United States, to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (b) to grant and pledge to Agent (for the benefit of the Lenders) a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and 65% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States.

6.9                               Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent or any Lender to effect the purposes of this Agreement.

6.10                        Post-Closing.  Borrower shall use its commercially reasonable efforts to deliver a fully-executed landlord waiver with respect to Borrower’s lease of its offices at 100 Beaver Street, Suite 201, Waltham, MA 02453, in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 30 days following the Closing Date.

7.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as any Lender may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Agent’s and the Required Lenders’ prior written consent, which shall not be unreasonably withheld:

7.1                               Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move Cash balances on deposit with Square 1 to accounts opened at another financial institution, other than Permitted Transfers.

7.2                               Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its

name or the state of Borrower’s formation or relocate its chief executive office without 30 days’ prior written notification to Agent and the Lenders; replace or suffer the departure of its chief executive officer (or, if Borrower did not have a chief executive officer, its Interim President and Chief Business Officer) or chief financial officer (or, if Borrower did not have a chief financial officer, its Senior Director of Finance) without delivering written notification to Agent and the Lenders within ten days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 60 consecutive days (it being understood and agreed that (x) Borrower currently does not have a chief executive officer and shall have no obligation to appoint an interim replacement for or fill a vacancy in such position so long as Borrower’s Interim President and Chief Business Officer remains in such position and (y) Borrower currently does not have a chief financial officer and shall have no obligation to appoint an interim replacement for or fill a vacancy in such position so long as Borrower’s Senior Director of Finance remains in such position); suffer a change on its board of directors which results in the failure of at least one partner from at least one of (a) Polaris Venture Partners or its Affiliates, (b) Third Rock Ventures or its Affiliates, and (c) Lux Capital or its Affiliates to serve as a voting member (other than a change resulting from a partner of such an investor failing to be elected to the board of directors following a bona fide equity financing or series of financings in which such investor’s ownership in Borrower is diluted) or suffer the resignation of one or more directors from its board of directors in anticipation of Borrower’s insolvency, in either case without the prior written consent of Agent and the Required Lenders which may be withheld in Agent’s and the Required Lenders’ sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; or have a Change in Control.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable:  (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $100,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity; provided, however, that Borrower shall not, without Agent’s and the Required Lenders’ prior written consent, enter into any binding contractual arrangement with any investment bank, broker, financial advisor or similar Person to attempt to facilitate a merger or acquisition of Borrower, unless (i) no Event of Default exists when such agreement is entered into by Borrower, (ii)  such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from Borrower or Borrower’s investors, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, the Lenders), foreclosure, bankruptcy or similar liquidation, and (iii) Borrower notifies Agent and the Lenders in advance of entering into such an agreement (provided that the failure to give such notification shall not be deemed a breach of this Agreement).

7.4                               Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to the Lenders.

7.5                               Encumbrances.  Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property, (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment or (c) Schedule 7.5) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, except for licenses and agreements containing customary anti-assignment provisions so long as such provisions are, or would be, rendered unenforceable or ineffective under applicable law (including, without limitation, Sections 9-406, 9-407 and 9-408 of the Code).

7.6                               Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (a) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $100,000 in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (b) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees or directors to Borrower regardless of whether an Event of Default exists.

7.7                               Investments.  Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Square 1 and Square 1’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Agent (for the benefit of the Lenders), in form and substance reasonably satisfactory to Agent and the Required Lenders, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person and except for transactions permitted under Section 7.9.

7.9                               Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Agent’s or the Lenders’ rights contained in any documentation relating to the Subordinated Debt without Agent’s and the Required Lenders’ prior written consent.

7.10                        Inventory and Equipment.  Store Inventory or Equipment with a book value in excess of $100,000 with a bailee, warehouseman, collocation facility or similar third party (other than equipment in transit or held for repair in the ordinary course of Borrower’s business) unless the third party has been notified of Agent’s security interest and Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Agent’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $100,000, and except for such other locations as Agent may approve in writing, Borrower shall keep the Inventory and Equipment only at the locations set forth on Schedule 7.10 and such other locations of which Borrower gives Agent and the Lenders prior written notice and as to which Agent is able to take such actions as may be reasonably necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Agent’s rights in the Collateral.

7.11                        No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1                               Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2                               Covenant Default.

(a)                                 If Borrower fails to perform any obligation under Section 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), or 6.6 (primary accounts), or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                                 If Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Agent and/or any Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten-day period or cannot after diligent attempts by Borrower be cured within such ten-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3                               Material Adverse Change.  If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4                               Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5                               Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6                               Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (b) in connection with any lease of real property material to the conduct of Borrower’s business, if such default or failure to perform results in the right of another party, whether or not exercised, to terminate such lease, or (c) that would reasonably be expected to have a Material Adverse Effect;

8.7                               Judgments.  If a final non-appealable, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8                               Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce Agent or any Lender to enter into this Agreement or any other Loan Document.

9.                                      LENDERS’ RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the written direction of the Required Lenders shall,

without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                 Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Agent or the Lenders);

(b)                                 Notify Borrower that Lenders are ceasing advancing money or extending credit to or for the benefit of Borrower under this Agreement and/or under any other agreement between Borrower and Agent and/or any Lender;

(c)                                  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

(d)                                 Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate.  Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)                                  Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by a Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by a Lender;

(f)                                   Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(g)                                 Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Agent, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h)                                 Credit bid and purchase at any public sale;

(i)                                    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j)                                    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Agent’s compliance with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2                               Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) (for the benefit of the Lenders) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Agent may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred.  The appointment of Agent as Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed, and each Lender’s obligation to provide advances hereunder is terminated.

9.3                               Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Agent may notify any Person owing funds to Borrower of Agent’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent (for the benefit of the Lenders) in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                               Lender Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Agent deems prudent.  Any amounts so paid or deposited by Agent shall constitute Lender Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Agent shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.5                               Liability for Collateral; Duty of Agent With Respect to Collateral; Marshaling.

(a)                                 Agent and the Lenders have no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

(b)                                 Agent’s and each Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in Agent’s or the Lender’s possession shall be to deal with it in the same manner as Agent and the Lender, as applicable, deals with similar property for its own account.  The powers conferred on Agent and the Lenders hereunder are solely to protect Agent’s and the Lenders’ interest in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers.  Agent and each Lender shall be accountable only for amounts that Agent or the Lender receives as a result of the exercise of such powers, and neither Agent nor any Lender shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as finally determined by a non-appealable judgment of a court of competent jurisdiction.  In addition, neither Agent nor any Lender shall be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee selected by it in good faith.  Agent may (but shall not be obligated to except at the request of the Required Lenders) pay taxes on behalf of Borrower, satisfy any Liens against the Collateral (other than Permitted Liens), purchase insurance to protect Agent’s and the Lenders’ interest if Borrower fails to maintain the insurance required hereunder and pay for the maintenance, insurance, protection and preservation of the Collateral and effect compliance with the terms of any Loan Document.  Borrower agrees to reimburse Agent, on demand, for all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such amounts shall constitute Obligations.  Borrower hereby (i) waives any right under the UCC or any other applicable law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (ii) releases and excuses Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.

(c)                                  Neither Agent nor any Lender shall be under any obligation to marshal any property in favor of Borrower or any other Person or against or in payment of any Obligation.

9.6                               No Obligation to Pursue Others.  Agent and the Lenders have no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them, and Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Agent’s and the Lenders’ rights against Borrower.  Borrower waives any right it may have to require Agent or any Lender to pursue any other Person for any of the Obligations.

9.7                               Remedies Cumulative.  Agent’s and the Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Agent or any Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence by it.  No waiver by Agent or any Lender shall be effective unless made in a written document signed on behalf of Agent and the Required Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Agent or any Lender by course of performance, conduct, estoppel or otherwise.

9.8                               Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower, to Agent or to the Lenders, as the case may be, at its address set forth below:

If to Borrower:	Kala Pharmaceuticals, Inc.
Attn: Mary Reumuth
100 Beaver Street, Suite 201
Waltham, MA 02453
FAX: (781) 642-0399

With a copy (which will
not constitute notice) to:	Wilmer Cutler Pickering Hale and Dorr LLP
Attn: Jamie N. Class, Esq.
60 State Street
Boston, MA 02446
FAX: (617) 526-5000

If to Agent:	Square 1 Bank
Attn: Loan Operations Manager
Durham, NC 27701
FAX: (919) 314-3080

If to a Lender:	To such Lender’s address on Schedule 1

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of North Carolina.  All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters.  AGENT, EACH LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY AGENT, ANY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  If the jury waiver set forth in this Article 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Article.  The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator.  Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.                               GENERAL PROVISIONS.

12.1                        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement.  Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Agent’s and each Lender’s prior written consent (which may be granted or withheld in Agent’s and each Lender’s sole discretion).  The Lenders have the right without the consent of or notice to Borrower to sell, transfer, assign, pledge, negotiate or grant a participation in (any such sale, transfer, assignment, negotiation or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer of its obligations, rights and benefits under this Agreement and the other Loan Documents shall (a) be in minimum increments of $1,000,000 or, if the remaining outstanding principal amount of the obligations owing to such Lender is less than $1,000,000, then the entirety of such lesser amount, and (b) except with respect to a Lender Transfer to the transferring Lender’s Affiliate, another Lender or an Affiliate of another Lender, require the prior written consent of Agent which consent shall not be unreasonably withheld or delayed.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such transferee as Agent reasonably shall require.

12.2                        Indemnification.  Borrower shall defend, indemnify and hold harmless Agent, each Lender and their respective officers, employees, and agents (each an “Indemnified Person”) against:  (a) all obligations, demands, claims, and liabilities claimed or asserted (collectively, “Claims”) by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by any Indemnified Person as a result of or in any way arising out of, following, or consequential to transactions between Borrower and Agent and/or any Lender whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for Claims, losses and/or Lender Expenses caused by an Indemnified Person’s gross negligence or willful misconduct.

12.3                        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5                        Amendments, Waivers; Integration.

(a)                                 No amendment, modification, termination or waiver of any provision of any Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower; provided that no such amendment, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby (or by Agent with the written consent of all of the Lenders directly affected thereby), in addition to Agent, the Required Lenders (or by Agent with the written consent of the Required Lenders) and Borrower, do any of the following:  (i) increase or decrease the amount of any Term Loan Commitment Amount (which shall be deemed to affect all of the Lenders), (ii) reduce the principal of or rate of interest on (other than waiving the imposition of the Default Rate) any Credit Extension or reduce the amount of any fees payable under any Loan Document, (iii) postpone the date fixed for or reduce or waive any scheduled installment of principal or any payment of interest or fees due to any Lender under the Loan Documents, (iv) release or subordinate the Lien on all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Collateral or Intellectual Property, in each case, except as otherwise may be provided in any Loan Document (which shall be deemed to affect all of the Lenders), (v) release Borrower from, or consent to Borrower’s assignment or delegation of, Borrower’s obligations under the Loan Documents (which shall be deemed to affect all of the Lenders), except as otherwise may be provided in any Loan Document, (vi) amend or modify the definition of “Required Lenders” or “Pro Rata Share” or any provision providing for the consent or other action by all of the Lenders, or (vii) amend, modify, terminate or waive this Section 12.5(a).

(b)                                 Notwithstanding any provision in Section 12.5(a) to the contrary, (i) Agent may amend Schedule 1 to reflect assignments permitted hereunder and (ii) Agent and Borrower may amend or modify any Loan Document to grant a new Lien, extend an existing Lien over additional property or join additional Persons as credit parties hereunder, in each case for the benefit of Agent and the Lenders.

(c)                                  All prior agreements, understandings, representations, warranties and negotiations between Borrower and the Lenders with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (PDF), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7                        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or any Lender has any obligation to make any Credit Extension to Borrower.  The obligations of

Borrower to indemnify Agent and the Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agent and/or any Lender have run.

12.8                        Confidentiality.  In handling any confidential information, Agent, the Lenders, Borrower and all employees and agents of each such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information provided by or on behalf of such party pursuant to the Loan Documents or upon request of such party, except that disclosure of such information may be made (a) in the case of Agent and the Lenders, to the subsidiaries or Affiliates of Agent or any Lender in connection with their present or prospective business relations with Borrower, provided that such subsidiaries or Affiliates are bound by confidentiality obligations substantially the same as those of this Section 12.8, (b) in the case of Agent or any Lender, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (c) as requested or required by law, regulations, rule or order (including, without limitation, the rules or regulations of any regulatory authority having jurisdiction over such party or its securities or stock exchange on which such party’s securities are traded), in legal proceedings, by subpoena, civil investigative demand or judicial order or by other similar order or process, (d) in the case of Agent and the Lenders, as may be required in connection with the examination, audit or similar investigation of Agent or any Lender, (e) as Agent or any Lender may determine in connection with the enforcement of any remedies hereunder or (f) to a Representative of Agent, the Lenders or Borrower, provided that such Representative is bound by either confidentiality obligations substantially the same as those of this Section 12.8 with the party providing it confidential information or other legal or fiduciary obligation to such party.  Confidential information hereunder shall not include information that either:  (i) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (ii) is disclosed to such receiving party by a third party, provided that the receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

13.                               AGENT.

13.1                        Appointment and Authority.

(a)                                 Each Lender hereby appoints Square 1 (together with any successor Agent pursuant to Section 13.7) as Agent under the Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Loan Documents, and (iii) exercise such powers as are reasonably incidental thereto.  The provisions of this Article 13 are solely for the benefit of Agent and the Lenders, and Borrower shall have no rights as a third-party beneficiary of any of such provisions.

(b)                                 Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders) and is hereby authorized to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and the Lenders with respect to any Obligations in any bankruptcy, insolvency or similar proceeding, (iii) act as collateral agent for Agent and each Lender for purposes of the perfection, holding and enforcing of all Liens created by the Loan Documents and all other purposes stated therein, together with such powers and discretion as are reasonably incidental thereto and (iv) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Borrower with, and cash held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any other Lender).  Any such Person shall benefit from this Article 13 to the extent provided by Agent but shall only have obligations to Agent and not to Borrower, any Lender or any other Person, and neither Borrower, any Lender nor any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise against any such Person.

(c)                                  The Lenders irrevocably authorize Agent to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon all of the Obligations (other than contingent obligations not yet accrued and payable) having been paid in full and so long as no Lender has any commitment to make any Credit Extensions, (ii) that is disposed of as part of or in connection with any Permitted Transfer, (iii) subject to Section 12.5, if approved, authorized or ratified in writing by the Required Lenders or (iv) as expressly provided in any of the other Loan Documents.  Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of property.  In each case as specified in this Section 13.1(c), Agent will, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of items of Collateral from the assignment and security interest granted under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 13.1(c); provided that Borrower shall have delivered to Agent a certificate of a Responsible Officer of Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents as Agent shall reasonably request.

(d)                                 Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth herein or therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person, and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document.  Each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

13.2                        Binding Effect; Use of Discretion.

(a)                                 Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion), and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(b)                                If Agent shall request instructions from the Required Lenders or all of the affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or all of the affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Agent, be contrary to any requirement of law or any Loan Document, (ii) if such action would, in the opinion of Agent, expose Agent to any potential liability under any requirement of law, or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all of the affected Lenders, as applicable.

13.3                        Agent’s Reliance, Etc.  Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.  None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Agent expressly set forth herein.  Without limiting the foregoing, Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any default or Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such default or Event of Default that is clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all of the Lenders, provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.  No Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

13.4                        Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire stock of, accept deposits from, and engage in any kind of business with, Borrower or any Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates is or becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender, and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as a Lender, or as one of the Required Lenders.

13.5                        Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with credit or any other information concerning Borrower, including with respect to its business, prospects, operations, property, financial and other conditions or creditworthiness, or any Affiliate of Borrower, that may come into the possession of Agent (whether in its capacity as Agent or otherwise) or any of its Related Persons.

13.6                        Indemnification.

(a)                                 Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by Borrower) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.  Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not indemnified by Borrower), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons under this Section 13.6 to the extent such liability has resulted from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)                                 To the extent required by any applicable requirement of law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the Internal Revenue Service or any other governmental authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent.  Agent may offset against any payment to any Lender under a Loan Document any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 13.6.

13.7                        Successor Agent.  Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice.  If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders, provided that, if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.  Effective immediately upon its resignation, (a) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder and all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph, (c) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents, and (d) subject to its rights under Section 13.2(b), the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

13.8                        Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under any applicable requirement of law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 13.9(d), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Credit Extensions made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Credit Extensions and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

13.9                        Payments; Non-Funding Lenders; Actions in Concert.

(a)                                 Payments.  If Agent receives any payment for the account of any Lender on or prior to 2:00 p.m. (Eastern time) on any Business Day, Agent shall pay to the applicable Lender such payment on the next Business Day.  If Agent receives any payment for the account of any Lender after 2:00 p.m. (Eastern time) on any Business Day, Agent shall pay to the applicable Lender such payment on the second Business Day thereafter.

(b)                                 Return of Payments.

(i)                                    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                If Agent determines at any time that any amount received by Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)                                  Non-Funding Lenders.

(i)                                    Unless Agent shall have received notice from a Lender prior to the date of any particular Credit Extension that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Credit Extension, Agent may assume that such Lender will make such amount available to it on the date of such Credit Extension in accordance with Section 2.1(b)(i), and Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date.  If and to the extent that such Lender shall not have made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Agent made available such amount to Borrower had such Lender made a corresponding payment available.  If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s portion of the applicable Credit Extension for purposes of this Agreement.

(ii)                                To the extent that any Lender has failed to fund any Credit Extension or any other payments required to be made by it under the Loan Documents after any such Credit Extension is required to be made or such payment is due (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.  The failure of any Non-Funding Lender to make any Credit Extension or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Credit Extension, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make such Credit Extension or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of the “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s reasonable discretion (but Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Term Loan Commitment Amount (if any) and all of the outstanding Credit Extensions of that Non-Funding Lender for an amount equal to the principal balance of all Credit Extensions held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement.

(d)                                 Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and the Required Lenders, it being the intent of the Lenders that any such action by a Lender to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Agent and the Required Lenders.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender or in any such proceeding.

[Signature Page Follows]

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

KALA PHARMACEUTICALS, INC.

By:	/s/ Mary Reumuth

Name:	Mary Reumuth

Title:	Senior Director of Finance and Corporate Controller

AGENT:

SQUARE 1 BANK

By:	/s/ David B. Kho

Name:	David B. Kho

Title:	Vice President

LENDERS:

SQUARE 1 BANK

By:	/s/ David B. Kho

Name:	David B. Kho

Title:	Vice President

ALEXANDRIA EQUITIES, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc., a Maryland corporation, managing member

	By:	/s/ Jennifer Banks

	Name:	Jennifer Banks

	Title:	EVP, General Counsel

SCHEDULE 1

LENDERS

Lender	Term Loan Commitment Amount	Closing Date Pro Rata Share	Address
Square 1 Bank	$7,000,000	70%	Square 1 Bank Attn: Loan Operations Manager 406 Blackwell Street, Suite 240 Durham, NC 27701 With a copy to: Square 1 Bank Attn: Phil Gager 101 Main Street, Suite 1210 Cambridge, MA 02142

Alexandria Equities, LLC	$3,000,000	30%	Alexandria Equities, LLC Attn: Corporate Secretary 385 E. Colorado Blvd., Suite 299 Pasadena, CA 91101 Fax: (626) 578-7252 With a copy to: investments@are.com

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Agent” has the meaning assigned in the preamble of this Agreement.

“Agreement” has the meaning assigned in the preamble of this Agreement.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Agent in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors.  If Borrower provides subsequent corporate resolutions to Agent after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most-recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Availability End Date” means the date that is 12 months from the Closing Date.

“Borrower” has the meaning assigned in the preamble of this Agreement.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction or series of transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions; provided that, in any event, the following shall not constitute a Change in Control for purposes of this Agreement:  (a) an initial public offering of Borrower’s common stock (i) that is a QPO under Borrower’s Certificate of Incorporation, as the same may be amended from time to time, and (ii) in which Borrower receives aggregate gross proceeds of not less than $30,000,000; or (b) a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Agent and the Required Lenders.

“Claims” has the meaning assigned in Section 12.2.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (a) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, § 25-9-406 and § 25-9-408 of the Code), (b) the granting of a security interest therein is contrary to applicable law, provided that, upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (d) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clauses (a) and (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Collateral State” means the state where the Collateral is located, which is Massachusetts.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Term Loan or any other extension of credit by any Lender, to or for the benefit of Borrower hereunder.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations (as such term is understood under GAAP as in effect on the date hereof), and (d) all Contingent Obligations.

“Indemnified Person” has the meaning assigned in Section 12.2.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means:

(a)                                 Copyrights, Trademarks and Patents;

(b)                                 Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                                  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)                                 Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)                                  All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(f)                                   All other intellectual property.

“Interest-Only End Date” means May 31, 2016.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Agreement” means, collectively, Borrower’s stock purchase and other agreement(s) pursuant to which Borrower most recently issued its preferred stock.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents;  reasonable Collateral audit fees; and Agent’s and the Lenders’ reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lender Transfer” has the meaning assigned in Section 12.1.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) Borrower’s interest in, or the value, perfection or priority of Agent’s security interest in the Collateral.

“Mucus Penetrating Delivery Technology” means microparticle and nanoparticle technologies for delivering pharmaceutical agents, including, without limitation, microparticles and nanoparticles for use in delivering therapeutic or prophylactic agents to or through mucus, mucin or mucosal barriers or tissues.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Subsidiary” has the meaning assigned in Section 6.8.

“Non-Funding Lender” has the meaning assigned in Section 13.9(c).

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Agent or any Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Agent or any Lender may have obtained by assignment or otherwise.  Notwithstanding the foregoing, “Obligations” shall not include any obligations under the Warrants (other than Lender Expenses incurred in connection therewith).

“Other Lender” has the meaning assigned in Section 13.9(c).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to any Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Agent and/or any Lender.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of Borrower in favor of the Lenders arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(d)                                 Indebtedness not to exceed $250,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(e)                                  Subordinated Debt;

(f)                                   Indebtedness to trade creditors incurred in the ordinary course of business;

(g)                                 Reimbursement obligations with respect to Square 1 letters of credit and credit cards;

(h)                                 Indebtedness permitted under clause (d) of Permitted Investments; and

(i)                                    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)                                 Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Square 1’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Square 1’s money market or other securities accounts, (v) Investments in regular deposit or checking accounts held with Square 1 or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;

(c)                                  Investments accepted in connection with Permitted Transfers;

(d)                                 Investments (i) of Subsidiaries in or to other Subsidiaries (which are co-Borrowers or secured guarantors and, for Subsidiaries created or acquired after the date hereof, with respect to which Borrower and its Subsidiaries have fully complied with Section 6.8 hereof) or Borrower and Investments by Borrower in Subsidiaries (which are co-Borrowers or secured guarantors and, for Subsidiaries created or acquired after the date hereof, with respect to which Borrower and its Subsidiaries have fully complied with Section 6.8 hereof) and (ii) of Subsidiaries in or to other Subsidiaries (which are not co-Borrowers or secured guarantors) and Investments by Borrower in Subsidiaries (which are not co-Borrowers or secured guarantors) not to exceed $100,000 in the aggregate in any fiscal year;

(e)                                  Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)                                   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(h)                                 Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower in another Person do not exceed $100,000 in the aggregate in any fiscal year;

(i)                                    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(j)                                    Investments permitted under Section 7.3.

“Permitted Licenses” means the following:

(a)                                 non-exclusive licenses or sublicenses and similar arrangements, partnerships and joint ventures on commercially reasonable terms for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(b)                                 exclusive licenses or sublicenses on commercially reasonable terms of Borrower’s Mucus Penetrating Delivery Technology for any use (including the treatment of diseases and conditions of the eye) with a third-party proprietary therapeutic product candidate or group of third-party proprietary therapeutic product candidates or with a limited set of third-party proprietary drug targets targeting a specific disease or organ system, provided that any such license (i) does not include rights to any pre-clinical or clinical product candidate or drug target of Borrower (including without limitation where the active pharmaceutical ingredient is loteprednol etabonate or an RTKi developed by Borrower) and (ii) could not result in a legal transfer of title of the licensed property;

(c)                                  exclusive licenses or sublicenses on commercially reasonable terms only as to discrete geographical areas outside of the United States, provided that any such license could not result in a legal transfer of title of the licensed property; and

(d)                                 licenses or sublicenses existing on the Closing Date and disclosed on the Schedule;

provided, in each case, that, consistent with the terms of such license, Borrower’s interest in such license would be included in the Collateral and Agent (for the benefit of the Lenders) would obtain a security interest therein.

“Permitted Liens” means the following:

(a)                                 Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Agent;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c)                                  Liens not to exceed $250,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)                                 Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)                                  Liens securing Subordinated Debt;

(f)                                   Permitted Licenses;

(g)                                 Liens securing reimbursement obligations regarding Square 1 letters of credit and credit cards;

(h)                                 Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $25,000.00 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(i)                                    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and

(j)                                    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or 8.7 (judgments).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)                                 Inventory in the ordinary course of business;

(b)                                 Transfers that constitute Permitted Investments;

(c)                                  Transfers that constitute Permitted Licenses;

(d)                                 worn-out, surplus or obsolete Equipment; and

(e)                                  grants of security interests and other Liens that constitute Permitted Liens.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” has the meaning assigned in Section 2.4(c).

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Square 1, as its “prime rate,” whether or not such announced rate is the lowest rate available from Square 1.

“Pro Rata Share” means a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the original principal amount of a Lender’s Credit Extensions to Borrower under this Agreement, and the denominator of which is the aggregate original principal amount of all Credit Extensions to Borrower under this Agreement, and, for clarity, as of the date hereof, means the percentage set forth on Schedule 1 hereto.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Representative” of Borrower, Agent or any Lender means, collectively, with respect to such party, its directors, officers, employees, agents or advisers (including, without limitation, attorneys, accountants, consultants, bankers and financial advisers).

“Required Lenders” means (a) for so long as all of the Persons that are Lenders on the Closing Date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Credit Extensions, Lenders holding 100% of the aggregate outstanding principal balance of the Credit Extensions, or (b) at any time from and after any Original Lender has assigned or transferred any interest in its Credit Extensions, all Lenders meeting the criteria of at least one of the clauses below:

(i)                                     each Original Lender that has not assigned or transferred any portion of its respective Credit Extensions,

(ii)                                  each assignee of an Original Lender provided (A) such assignee was assigned or transferred and continues to hold 100% of the assigning Original Lender’s interest in the Credit Extensions and (B) Agent has consented in writing to such assignee being a Required Lender by virtue of this clause (ii) of clause (b), except that no consent shall be required with respect to a Lender Transfer to the transferring Lender’s Affiliate, another Lender or an Affiliate of another Lender, and

(iii)                               in the event that the Required Lenders under clauses (i) and (ii) of this clause (b) collectively hold less than 66-2/3% of the aggregate outstanding principal balance of the Credit Extensions, such other Lenders, when aggregated with the Required Lenders under clause (i) or (ii) of this clause (b), holding 66-2/3% or more of the aggregate outstanding principal balance of the Credit Extensions.

For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate of such Lender.

“Responsible Officer” means each of the following, if applicable:  the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Senior Director of Finance, the Interim President and Chief Business Officer and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Agent in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Agent and the Lenders, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Square 1” has the meaning assigned in the preamble of this Agreement.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to the Lenders on terms reasonably acceptable to Agent and the Required Lenders (and identified as being such by Borrower, Agent and the Required Lenders).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (a) any general partnership interest or (b) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan Commitment Amount” means the dollar amount set forth on Schedule 1 hereto, as amended from time to time.

“Term Loan Maturity Date” means December 1, 2018.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” has the meaning assigned in Section 7.1.

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

DEBTOR	KALA PHARMACEUTICALS, INC.

SECURED PARTY:	SQUARE 1 BANK, AS AGENT FOR THE LENDERS

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)                                 all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles, goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)                                 any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any (i) property expressly excluded from Collateral under that certain Loan and Security Agreement dated as of November 20, 2014 by and among Square 1 Bank, as agent, the lenders party thereto, and Kala Pharmaceuticals, Inc. (the “Loan and Security Agreement”) or (ii) Intellectual Property (as defined in the Loan and Security Agreement), in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 20, 2014, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment, and further provided, however, that Agent’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Agent shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE / PAYDOWN REQUEST FORM

EXHIBIT D

COMPLIANCE CERTIFICATE

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

1.              Irrevocable Standby Letter of Credit No. SVBSF008707, dated January 2, 2014 in the amount of $86,697.37 (Beneficiary: ARE-MA Region No. 9, LLC)

2.              Borrower’s credit cards with Silicon Valley Bank in an amount up to $35,000 in the aggregate.

Permitted Investments (Exhibit A) — None.

Permitted Licenses (Exhibit A)

1.              Exclusive License Agreement between The Johns Hopkins University and Kala Pharmaceuticals, Inc. (formerly known as Hanes Newco, Inc.) dated November 10, 2009, as amended by a First Amendment dated November 19, 2012, as further amended by a Second Amendment dated May 22, 2014, and as again amended by a Third Amendment dated August 26, 2014.

2.              Settlement and License Agreement, dated October 24, 2014, by and between The Johns Hopkins University, Kala Pharmaceuticals, Inc., and GrayBug, LLC

3.              Side Agreement, dated October 24, 2014, by and between The Johns Hopkins University, Kala Pharmaceuticals, Inc., and GrayBug, LLC

Permitted Liens (Exhibit A)

1.              That certain Irrevocable Standby Letter of Credit No. SVBSF008707, dated January 2, 2014 in the amount of $86,697.37 (Beneficiary: ARE-MA Region No. 9, LLC) disclosed above is secured by cash collateral in an amount equal to the dollar value of the letter of credit.

2.              Bank Services Pledge Agreement (Cash-Secured), dated December 19, 2013, between Silicon Valley Bank and Kala Pharmaceuticals, Inc. with respect to deposit account no.          relating to the letter of credit described in item 1 (“Pledge Agreement for Deposit Account No.               “).

3.              Borrower’s credit cards with Silicon Valley Bank disclosed above are secured by cash collateral in an amount equal to $35,000 in the aggregate.

4.              Bank Services Pledge Agreement (Cash-Secured), dated August 27, 2012, between Silicon Valley Bank and Kala Pharmaceuticals, Inc. with respect to deposit account no.              relating to the credit cards described in item 3 (“Pledge Agreement for Deposit Account No.                “).

Collateral (Section 5.3)

1.              Certain property of Borrower is subject to Liens as described in items 1 and 2 of Schedule 7.5 and certain licenses and agreements to which Borrower is a party are subject to restrictions on transfer and/or pledge as described in Schedule 7.5.

Intellectual Property (Section 5.4)

1.              Borrower’s patent family identified as Kala reference number KP003 is jointly owned by Borrower and The John’s Hopkins University.  This patent family includes U.S. Provisional Patent Application Serial No.                       , filed May 3, 2012 (now expired), U.S. Patent Application Serial No.

                      , filed May 3, 2013, and PCT International Application No.                                             , filed May 3, 2013, and any applications filed in the future claiming benefit of any of the foregoing.

2.              Borrower is actively engaged in performing feasibility studies with a number of parties under the terms of feasibility study agreements (“FSA”), wherein Borrower is applying its platform technology to active pharmaceutical ingredients (API) provided by the other party to an FSA.  In these arrangements, new inventions created in the course of that work (excluding inventions relating to the platform) are jointly owned by Borrower and the other party, and the parties cannot practice joint inventions without entering into a definitive license agreement.

3.              The ‘433 Patent (as defined in Schedule 5.6) was revoked as described in Schedule 5.6.

Prior Names (Section 5.5)

1.              Hanes Newco, Inc.

Litigation (Section 5.6)

1.              On November 16, 2011, Vectura Limited (“Vectura”) filed an opposition at the European Patent Office (the “Vectura Opposition”) against European Patent No. 2061433 (the “‘433 Patent”) owned by The Johns Hopkins University and licensed to Kala Pharmaceuticals, Inc.  Vectura sought to have all granted claims revoked.  An Oral Hearing was held at the European Patent Office on April 23, 2013, at which the ‘433 Patent was revoked.  A notice of appeal of the European Patent Office’s decision was filed July 16, 2013, and the statement of grounds of appeal was submitted on September 17, 2013. Vectura filed its reply to appeal on February 7, 2014.  The appeal is pending, and the Company is awaiting further communication or action by the European Patent Office.

Inbound Licenses; Other Agreements (Section 5.12)

1.              Exclusive License Agreement between The Johns Hopkins University and Kala Pharmaceuticals, Inc. (formerly known as Hanes Newco, Inc.) dated November 10, 2009, as amended by a First Amendment dated November 19, 2012, as further amended by a Second Amendment dated May 22, 2014, and as again amended by a Third Amendment dated August 26, 2014.

2.              Borrower is prohibited and/or restricted from granting a security interest in the licenses and agreements set forth in item 3 of Schedule 7.5.

Encumbrances (Section 7.5)

1.              Deposit Account No.          is subject to that certain Pledge Agreement described in item 2 of the Permitted Liens schedule.

2.              Deposit Account No.          is subject to that certain Pledge Agreement described in item 4 of the Permitted Liens schedule.

3.              The following licenses and agreements contain restrictions on transfer and/or pledge:

a.              Exclusive License Agreement between The Johns Hopkins University and Kala Pharmaceuticals, Inc. (formerly known as Hanes Newco, Inc.) dated November 10, 2009, as amended by a First Amendment dated November 19, 2012, as further amended by a Second Amendment dated May 22, 2014, and as again amended by a Third Amendment dated August 26, 2014.

b.              Settlement and License Agreement, dated October 24, 2014, by and between The Johns Hopkins University, Kala Pharmaceuticals, Inc., and GrayBug, LLC

c.               Side Agreement, dated October 24, 2014, by and between The Johns Hopkins University, Kala Pharmaceuticals, Inc., and GrayBug, LLC

d.              Lease Agreement, dated September 30, 2013, between ARE-MA Region No. 9, LLC and Kala Pharmaceuticals, Inc.

Locations (Section 7.10)

1.              Michigan

2.              California

3.              New Jersey

4.              Pennsylvania

5.              New Hampshire

USA PATRIOT ACT
NOTICE
OF
CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU:  when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

SQUARE 1 BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To:  Square 1 Bank, as agent for the Lenders

Re:  Loan #

You are hereby authorized and instructed to charge account No.                                        in the name of KALA PHARMACEUTICALS, INC.

for facility fees, principal, interest and other payments due on above-referenced loan as set forth below and credit the loan referenced above.

☒                                  Debit the Facility Fee as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒                                  Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒                                  Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒                                  Debit each payment for Lender Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

CLIENT MARKETING AUTHORIZATION

We are excited to have you as a Square 1 Bank client and want to spread the word about your success!

From press releases to mentions on social media sites, and all points in between, Square 1’s marketing and communications team is constantly seeking new opportunities to promote our clients and to connect them to prospects, existing customers, and the larger entrepreneurial/venture capital community.

If you complete the authorization below and return it to us, you are authorizing us to reference and/or include your company as part of our marketing and advertising efforts without further review or advance approval by you. Please select all areas that you approve.

☐                        All items listed below

☐                        List company as a Square 1 Bank customer on social media sites, including Twitter, LinkedIn, Facebook, Square 1 Bank corporate blog, or any other social media site

☐                        Press release including your company as a Square 1 Bank client (to include company name and description only; may appear alongside other clients)

☐                        Press release including your company as a Square 1 Bank client (general press release not focused on your company, but referring to your company as a client, and including your company’s name, description, and editorial comments; may appear alongside other clients)

☐                        Provide quote for inclusion in a Square 1 Bank press release

☐                        Use of company name and logo in Square 1 Bank marketing materials including corporate marketing collateral, website, social media sites, and other advertising campaigns

☐                        Provide quotes for inclusion in Square 1 Bank marketing materials including corporate marketing collateral, website, social media sites, and other advertising campaigns

☐                        Customer case study/application brief (success story to be posted on website, included in press kits and/or pitched to publications as potential articles)

☐                        Willing to participate in a video testimonial highlighting your banking relationship and experiences with Square 1 Bank

☐                        Other (please describe):

If you have questions, please contact your Square 1 banker, or our Marketing + Communications department at marketing@square1bank.com.

Please acknowledge your authorization by signing below:

Company Name:	KALA PHARMACEUTICALS, INC.
Authorized Signer:
Name:
Title:
Date:

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of October 13, 2016, by and among Pacific Western Bank, a California state chartered bank (as successor in interest by merger to Square 1 Bank) (“Square”), in its capacity as administrative and collateral agent (together with its successors and assigns in such capacity, “Agent”), the Lenders set forth on Schedule 1 of the Agreement (as defined below) or otherwise a party thereto from time to time, including Square 1 in its capacity as a Lender and Alexandria Equities, LLC, a Delaware limited liability company (each individually a “Lender” and, collectively, the “Lenders”), and Kala Pharmaceuticals, Inc. (“Borrower”).

RECITALS

Agent, the Lenders, and Borrower are parties to that certain Loan and Security Agreement dated as of November 20, 2014 (as amended from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)             Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(b)                                 Term Loans.

(i)                                    Term Loans A.  Subject to and upon the terms and conditions of this Agreement, the Lenders agree to make on the date hereof, severally and not jointly, according to each Lender’s Term Loan Commitment Amount, term loans to Borrower in the aggregate principal amount of $10,000,000 (each a “Term Loan A” and, collectively, the “Term Loans A”).  Each Term Loan A shall be deemed made as of October 13, 2016.  The proceeds of the Term Loans A shall be used (A) first, to refinance the aggregate principal amount of all ‘term loans’ then outstanding under this Agreement (but without the requirement to pay any Prepayment Fee which is hereby waived) and (B) second, for general working capital purposes, for capital equipment purchases, to pay Lender Expenses and to pay the fees under this Agreement.  For the avoidance of doubt, the difference between $10,000,000 and the outstanding balance of the existing term loans will be credited to Borrower’s account, and no Prepayment Fee will be due in connection with the foregoing refinancing.

(ii)                                Term Loans B.  Subject to and upon the terms and conditions of this Agreement, the Lenders agree to make, severally and not jointly, according to each Lender’s Term Loan Commitment Amount, one or more term loans to Borrower in an aggregate principal amount not to exceed $10,000,000 (each a “Term Loan B” and, collectively, the “Term Loans B”, and together with the Term Loans A, each a “Term Loan” and collectively, the “Term Loans”).  Each Term Loan B shall be in a minimum amount of $250,000.  Borrower may request Term Loans B at any time from the Term Loan B Availability Start Date through the Term Loan B Availability End Date. The proceeds of the Term Loans B shall be used for general working capital purposes, for capital equipment purchases, to pay Lender Expenses and to pay the fees under this Agreement.

(iii)                            Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.2(a) and, through the Interest-Only End Date, shall be payable monthly in arrears beginning on the 13th day of the month next following such Term Loan, and continuing on the same day of each month thereafter.  Any Term Loans that are outstanding on the Interest-Only End Date shall be payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Interest-Only End Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable.  Term Loans, once repaid, may not be reborrowed.  Borrower may prepay any Term Loan, subject to the payment of the Prepayment Fee.

(iv)                             When Borrower desires to obtain a Term Loan B, Borrower shall notify Agent (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time at least five Business Days prior to the date on which the Term Loan B is to be made.  Such notice shall be substantially in the form of Exhibit C and signed by an Authorized Officer.  Promptly upon receiving such notice, Agent shall notify each Lender of the contents of such notice and each Lender’s Pro Rata Share of such Term Loan B.

2)             The table in Section 2.4(c) of the Agreement is hereby deleted and replaced with the following table:

Period	Applicable Prepayment Percentage
From October 13, 2016 to (but not including) October 13, 2017	0.90%
From October 13, 2017 to (but not including) October 13, 2018	0.60%
From October 13, 2018 and thereafter until the Term Loan Maturity Date	0.30%

3)             Agent’s address for notice in Article 10 of the Agreement is hereby amended to read as follows:

Pacific Western Bank
Attn: Loan Operations Manager
Durham, NC 27701
FAX: (919) 314-3080

4)             The following defined terms are hereby added to Exhibit A to the Agreement, as follows:

“Term Loan B Availability End Date” means October 13, 2017.

“Term Loan B Availability Start Date” means the receipt by Agent and the Required Lenders of evidence reasonably acceptable to Agent and the Required Lenders that Borrower has received positive results from its second Phase III clinical trial for Borrower’s KPI-121 product candidate for the treatment of inflammation and pain following cataract surgery.  For purposes of clarity, ‘positive’ results shall mean (i) achievement of the primary endpoint of proportion of study eyes with complete resolution of anterior chamber cells at day 8 (maintained through day 15) sufficient to support NDA submission and (ii) no significant treatment-related safety findings observed during the course of the trial that would prevent submission of the NDA.  An investor who has appointed a member to Borrower’s Board of Directors, chosen by Agent and the Required Lenders, must confirm to Agent and the Required Lenders that the aforementioned ‘positive’ results are sufficient to support an NDA submission.

5)             The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Interest-Only End Date” means October 13, 2017.

“Pro Rata Share” means a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the original principal amount of a Lender’s Credit Extensions to Borrower under this Agreement, and the denominator of which is the aggregate original principal amount of all Credit Extensions to Borrower under this Agreement, and, for clarity, means the percentage set forth on Schedule 1 hereto, as such schedule may be amended from time to time.

“Term Loan Maturity Date” means October 13, 2020.

6)             Schedule 1 to the Agreement is hereby deleted and replaced with the new Schedule 1 attached hereto as Appendix I.

7)             Item 2 of Section 5.4 of the Schedule of Exceptions to the Agreement is hereby deleted and replaced with the paragraph below:

2.                                      From time to time, Borrower may engage in performing feasibility studies with a number of parties under the terms of feasibility study agreements (“FSA”), wherein Borrower would apply its platform technology to active pharmaceutical ingredients (“API”) provided by the other party to such FSA.  In such arrangements, new inventions created in the course of that work (excluding inventions relating to the platform) are typically jointly owned by Borrower and the other party, and the parties typically cannot practice joint inventions without entering into a definitive license agreement.

8)             Section 5.12 of the Schedule of Exceptions to the Agreement is hereby amended to include the additional agreements listed below:

3.                                      Settlement and License Agreement, dated October 24, 2014, by and between The Johns Hopkins University, Kala Pharmaceuticals, Inc., and GrayBug, LLC

4.                                      Side Agreement, dated October 24, 2014, by and between The Johns Hopkins University, Kala Pharmaceuticals, Inc., and GrayBug, LLC

9)             The defined term “Availability End Date” and its definition in Exhibit A to the Agreement are hereby deleted.

10)      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of the Lenders under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

11)      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment; provided, however, that those representations and warranties expressly referring to another date shall be true and correct as in all material respects as of such date; and provided further that representations and warranties that by their terms include a materiality qualification shall be true and correct in all respects.

12)      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

13)      As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance satisfactory to Agent and each Lender, the following:

a)             this Amendment, duly executed by Borrower;

b)             an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)              a Second Warrant to Purchase Stock issued to Square 1, duly executed by Borrower, in substantially the form attached hereto as Exhibit A;

d)             a Second Warrant to Purchase Stock issued to Alexandria Equities, LLC, duly executed by Borrower, in substantially the form attached hereto as Exhibit B;

e)              payment of a $20,000 facility fee (for the benefit of the Lenders), which Agent may debit from any of Borrower’ s accounts at Square 1;

f)               payment of all Lender Expenses, including Agent’s and each Lender’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which Agent may debit from any of Borrower’s accounts at Square 1; and

g)              such other documents and completion of such other matters, as Agent and each Lender may reasonably deem necessary or appropriate.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BORROWER:

KALA PHARMACEUTICALS, INC.

By:	/s/ Mary Reumuth
Name:	Mary Reumuth
Title:	VP Finance and Corporate Controller

AGENT:

PACIFIC WESTERN BANK

By:	/s/ John Orlando
Name:	John Orlando
Title:	Vice President

LENDERS:

PACIFIC WESTERN BANK

By:	/s/ John Orlando
Name:	John Orlando
Title:	Vice President

ALEXANDRIA EQUITIES, LLC
a Delaware limited liability company

By:	Alexandria Real Estate Equities Inc., a
Maryland corporation, managing member

By:	/s/ Eric S. Johnson
Name:	Senior Vice President
Title:	RE Legal Affairs

[Signature Page to First Amendment to Loan and Security Agreement]

APPENDIX I

SCHEDULE 1

LENDERS

Lender	Term Loan A Commitment Amount	Term Loan B Commitment Amount	Pro Rata Share	Address
Pacific Western Bank	$7,000,000	$7,000,000	70%	Pacific Western Bank Attn: Loan Operations Manager 406 Blackwell Street, Suite 240 Durham, NC 27701 With a copy to: Pacific Western Bank 131 Oliver Street, 2nd Floor Boston, MA 02110 Attn: Phil Gager
Alexandria Equities, LLC	$3,000,000	$3,000,000	30%	Alexandria Equities, LLC Attn: Corporate Secretary 385 E. Colorado Blvd., Suite 299 Pasadena, CA 91101 Fax: (626) 578-7252 With a copy to: investments@are.com

Exhibit A

Form of Square 1 Second Warrant

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THIS WARRANT.

SECOND WARRANT TO PURCHASE STOCK

Corporation:	Kala Pharmaceuticals, Inc.
Warrant No.:	No.
Number of Shares:	Calculated in accordance with Section 1.7
Class of Stock:	Series C Preferred Stock, par value $0.001 per share
Initial Exercise Price:	$1.5876 per share
Issue Date:	, 2016
Expiration Date:	, 2026
Credit Facility:

This Second Warrant to Purchase Stock (this “Warrant”) is issued in connection with that certain Loan and Security Agreement among Pacific Western Bank, Alexandria Equities, LLC and the Company, dated November 20, 2014, as amended by the First Amendment to Loan and Security Agreement dated on or about the Issue Date, and as further amended from time to time (the “Loan and Security Agreement”).

THIS SECOND WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, PACIFIC WESTERN BANK or its assignee or transferee (“Holder”) is entitled to purchase up to the aggregate number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Section 1.7 and Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.  This is one of a series of the Company’s warrants in the same form and issued on or about the Issue Date of this Warrant pursuant to the Loan and Security Agreement.  Reference is made to Section 5.4 of this warrant, whereby Pacific Western Bank shall transfer this warrant to its parent company, PacWest Bancorp.

ARTICLE 1

EXERCISE

1.1                               Method of Exercise.  Holder may exercise this Warrant, in whole or in part, by delivering the original of this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising a cashless exercise set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer of same-day funds (to an account designated by the Company) or other form of

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payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                               Cashless Exercise.  In lieu of payment of the aggregate Warrant Price in the manner specified in Section 1.1 above (but otherwise in accordance with the requirements of Section 1.1), Holder may elect to exercise this Warrant, in whole or in part, and receive such number of Shares as is determined by dividing (a) the aggregate fair market value of the Shares with respect to which this Warrant is being exercised (including the Shares surrendered to the Company in payment of the aggregate Warrant Price) minus the aggregate Warrant Price of the Shares with respect to which this Warrant is being exercised (including the Shares surrendered to the Company in payment of the aggregate Warrant Price) by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3                               Fair Market Value.  If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class of Stock is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day (as defined below) immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company.  If the Company’s common stock is then traded or quoted on a Trading Market and the Class of Stock is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible.  If the Company’s common stock is not traded or quoted on a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.  “Business Day” means any day that is not a Saturday, Sunday or a day on which Pacific Western Bank is closed.

1.4                               Delivery of Certificate and New Warrant.  Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate for the Shares acquired by Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares neither so acquired nor canceled in payment of the aggregate Warrant Price.

1.5                               Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor.

1.6                               Repurchase on Sale, Merger, or Consolidation of the Company.

1.6.1                     Acquisition.  For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or

2

other disposition of all or substantially all of the assets of the Company, (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

1.6.2                     Exercise Upon Acquisition.  Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities (a “Cash/Public Acquisition”), this Warrant shall be deemed to have been automatically exercised pursuant to Section 1.2, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.  For the purpose of this Warrant, “marketable securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

1.6.3                     Assumption of Warrant.  Upon the closing of any Acquisition other than a Cash/Public Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

1.7                               Adjustment in Underlying Shares.

1.7.1                     Solely for purposes of this Section 1.7, capitalized terms used in this Section 1.7 but not defined in this Warrant shall have the meaning given to them in the Loan and Security Agreement.

1.7.2                     This Warrant shall be exercisable for the number of Shares equal to the quotient of (a) 4.0% of the difference between (i) the aggregate principal amount of all Term Loans made by Pacific Western Bank pursuant to the Loan and Security Agreement on or before

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the date of exercise, it being understood that in the event of any partial exercise of this Warrant, the aggregate principal amount of all Term Loans made by Pacific Western Bank upon any subsequent exercise shall include only the aggregate principal amount of Term Loans made after the date of the most recent prior exercise and (ii) $7,000,000, divided by (b) the Warrant Price, with any resulting fraction rounded down to the nearest whole share, which total number of Shares shall not exceed 176,366 (subject to any adjustment made pursuant to Article 2 hereof).

1.7.3                     With respect to any adjustment to the number of shares pursuant to this Section 1.7, all shares subject to this Warrant shall be of the same series and class of stock and bearing the same rights, preferences, and privileges as such series and class of stock denoted in the above caption hereto. The adjustment under this Section 1.7 shall be in addition to any adjustment made pursuant to Article 2 hereof.

1.8                               Certain Agreements.  As a condition to the issuance of Shares upon any exercise of this Warrant, Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, (i) that certain Fifth Amended and Restated Stockholders Agreement, dated as of April 6, 2016, among the Company and the stockholders party thereto, as such agreement may be amended and/or restated from time to time (the “Stockholders Agreement”), and (ii) that certain Third Amended and Restated Registration Rights Agreement, dated as of April 6, 2016, among the Company and the individuals and entities listed on Exhibit A attached thereto, as such agreement may be amended and/or restated from time to time (the “Registration Rights Agreement”) (each of which has been provided to Holder), in each case, solely with respect to the Shares issued upon such exercise (and the shares of common stock, if any, issued upon conversion of such Shares), solely to the extent that all holders of outstanding shares of the Class of Stock are then parties thereto, and solely to the extent each such agreement is then by its terms in force and effect.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1                               Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of the Class of Stock payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the outstanding shares of the Class of Stock into a greater amount of shares of such Class of Stock, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the Company combines or consolidates, by reclassification or otherwise, the outstanding shares of the Class of Stock into a lesser amount of shares of such Class of Stock, the number of Shares purchasable hereunder shall be proportionately decreased and the Warrant Price shall be proportionately increased.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in all of the outstanding shares of the Class of Stock being reclassified, exchanged, substituted or replaced for, into with or by Company

4

securities of a different class and/or series, then from and after the consummation of such event, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock, automatically or by action of the holders thereof, pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Certificate of Incorporation”), including, without limitation, in connection with a QPO (as defined in the Certificate of Incorporation).  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Diluting Issuances.  Without duplication of any adjustment provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.4                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and notify Holder in writing setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer (or person of equivalent responsibility) setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.5                               No Fractional Shares.  No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (a) the fair market value (as determined pursuant to Section 1.3 above) of a full Share, less (b) the then-effective Warrant Price.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                               Representations and Warranties.  The Company hereby represents and warrants to Holder as follows:

(a)                                 The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class of Stock were last sold and issued prior to the Issue Date.

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(b)                                 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, when paid for in accordance with the provisions hereof, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table attached to this Warrant is true and complete, other than failures to be true and complete as are de minimis in effect to Holder, as of the Issue Date.

3.2                               Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of the outstanding shares of the Class of Stock any additional shares of stock of any class or series of its stock (other than pursuant to contractual pre-emptive rights); (c) effecting any reclassification or recapitalization of common stock; or (d) effecting an Acquisition or liquidation, dissolution or winding up.  The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3                               Information Rights.  So long as Holder holds this Warrant, the Company shall deliver to Holder such reports as the Company furnishes to each Major Investor (as defined in the Stockholders Agreement) pursuant to Section 7.1 of the Stockholders Agreement, subject to the limitations set forth therein.

3.4                               Registration Under Securities Act of 1933, as amended.  The Company agrees that, upon execution and delivery of a counterpart signature to the Registration Rights Agreement, the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities” solely for the purpose of obtaining “piggyback” registration rights pursuant to Section 4 of the Registration Rights Agreement, and Holder shall be an “Investor” under the Registration Rights Agreement.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER

4.1                               Representations and Warranties.  Holder hereby represents and warrants to the Company as follows:

4.1.1                     Purchase for Own Account.  This Warrant is made with Holder in reliance upon the Holder’s representation to the Company, which by Holder’s execution of this Warrant, Holder hereby confirms, that this Warrant, the Shares and the securities issuable, directly or indirectly, upon conversion of the Shares, if any (collectively, the “Securities”), are being acquired for investment for Holder’s own account (or the account of its respective Affiliates), not as a nominee or agent, and not with a view to the resale or distribution of any part

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thereof in violation of any applicable law, and that Holder has no present intention of selling, granting any participation in or otherwise distributing the Securities to any other person in violation of any applicable law. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

4.1.2                     Disclosure of Information.  Holder represents that it has had an opportunity to discuss with the Company the terms and conditions of the offering of this Warrant and the Company’s business, properties, prospects and financial condition. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 3 of this Warrant or the right of the Holder to rely thereon.

4.1.3                     Investment Experience.  Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant and the Securities issuable upon exercise thereof.  Holder also represents it has not been organized for the purpose of acquiring this Warrant or the Securities issuable upon exercise thereof.

4.1.4                     No Public Market.  Holder understands that no public market now exists for this Warrant or the Securities issuable upon exercise thereof, and that the Company has made no assurances that a public market will ever exist for this Warrant or the Shares.

4.1.5                     Accredited Investor.  Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

4.1.6                     Restricted Securities.  Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act and such other securities laws only in certain limited circumstances.  In the absence of any effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely.  In this connection, such Holder represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Company be available to the public. Such information is not now available and the Company has no present plans to make such information available.  Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale.

4.2                               Market Stand-Off Agreement.  Holder agrees that the Shares shall be subject to the same market stand-off provisions as those set forth in Section 12 of the Registration Rights Agreement, as in effect on the Issue Date.

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4.3                               No Stockholder Rights.  Without limiting any provision of this Warrant, Holder agrees that, as a Holder of this Warrant, it will not have any voting rights or other rights as a stockholder until the exercise of this Warrant in accordance with its terms.

ARTICLE 5

MISCELLANEOUS

5.1                               Term; Automatic Cashless Exercise Upon Expiration.

5.1.1                     This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the 270-day period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until 270 days after the effective date of the Company’s initial public offering.

5.1.2                     In the event that, upon the Expiration Date, the fair market value (as determined pursuant to Section 1.3 above) of one Share (or other security issuable upon the exercise hereof) is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised.

5.2                               Legends.  Each certificate evidencing the Shares (and each certificate evidencing the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN SECOND WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO PACIFIC WESTERN BANK DATED                                 , 2016, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

5.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to PacWest Bancorp or any other affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4                               Transfer Procedure.  After receipt by Pacific Western Bank of this warrant, Pacific Western Bank will transfer this warrant in its entirety to its parent company, PacWest

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Bancorp. Subject to the provisions of Section 5.3 and this Section 5.4, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company written notice of the portion of this Warrant and/or Shares (and/or securities issuable, directly or indirectly, upon conversion of the Shares, if any) being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided that, as a condition to such transfer, any subsequent transferee shall agree in writing with the Company to be bound by the terms and conditions of this Warrant, including without limitation Section 4.2 hereof.  No surrender or reissuance shall be required for the transfer to PacWest Bancorp or a transfer to any other affiliate of Holder; provided that, for a transfer to any other affiliate of Holder, Holder gives the Company written notice of the portion of this Warrant and/or Shares (and/or securities issuable, directly or indirectly, upon conversion of the Shares, if any) being transferred setting forth the name, address and taxpayer identification number of the transferee. Notwithstanding anything to the contrary set forth herein, Holder shall not be permitted to transfer this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to an operating corporation, partnership, limited liability company or similar entity actively engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the research, production, development, manufacture, licensing, distribution, sale, or use of microparticle or nanoparticle technologies for developing therapeutic or prophylactic pharmaceutical agents delivered to or through mucus, mucin, or mucosal tissues or barriers (a “Competitive Operating Entity”), except in connection with an Acquisition of the Company by such Competitive Operating Entity.

5.5                               Notices.  All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first- class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to Holder shall be addressed as follows:

PacWest Bancorp
Attn: Warrant Administrator
406 Blackwell Street, Suite 240
Durham, NC 27701

All notices to the Company shall be addressed as follows until Holder receives notice of a change in address:

Kala Pharmaceuticals, Inc.
100 Beaver Street
Suite 201
Waltham, MA 02453
Attn: Chief Executive Officer

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With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
Attn: Lia Der Marderosian, Esq.
60 State Street
Boston, MA 02109
Facsimile: (617) 526 5000
Email: Lia.DerMarderosian@wilmerhale.com

5.6                               Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                               Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8                               Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.9                               Counterparts; Facsimile/Electronic Signatures.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.10                        Effect of Headings.  The descriptive headings in this Warrant have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

5.11                        Entire Agreement.  This Warrant constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any and all other written or oral agreements relating to such subject matter existing among the parties are expressly canceled.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Second Warrant to Purchase Stock as of the Issue Date set forth above.

COMPANY:

KALA PHARMACEUTICALS, INC.

By:

Name:

Title:

HOLDER:

PACIFIC WESTERN BANK

By:

Name:

Title:

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APPENDIX 1

NOTICE OF EXERCISE

1.                                      The undersigned, pursuant to the terms of the attached warrant (the “Warrant”), hereby elects to purchase: (check applicable box)

☐                                                                                            Shares of KALA PHARMACEUTICALS, INC. covered by the Warrant and tenders herewith payment of the purchase price of such Shares in full pursuant to Section 1.1 thereof; or

☐                                                                                            Shares of KALA PHARMACEUTICALS, INC. covered by the Warrant pursuant to the cashless exercise procedure set forth in Section 1.2 thereof.

2.                                      Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

Holder’s Name:
Address:

3.                                      By its execution below, Holder hereby makes and affirms each of the representations, warranties and covenants set forth in Section 4 of the Warrant as of the date hereof.

HOLDER:

PACIFIC WESTERN BANK

By:

(Print Name of Signatory)

(Title)

(Date)

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Exhibit B

Form of Alexandria Equities, LLC Second Warrant

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THIS WARRANT.

SECOND WARRANT TO PURCHASE STOCK

Corporation:	Kala Pharmaceuticals, Inc.
Warrant No.:	No.
Number of Shares:	Calculated in accordance with Section 1.7
Class of Stock:	Series C Preferred Stock, par value $0.001 per share
Initial Exercise Price:	$1.5876 per share
Issue Date:	, 2016
Expiration Date:	, 2026
Credit Facility:

This Second Warrant to Purchase Stock (this “Warrant”) is issued in connection with that certain Loan and Security Agreement among Pacific Western Bank, Alexandria Equities, LLC and the Company, dated November 20, 2014, as amended by the First Amendment to Loan and Security Agreement dated on or about the Issue Date, and as further amended from time to time (the “Loan and Security Agreement”).

THIS SECOND WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, ALEXANDRIA EQUITIES, LLC or its assignee or transferee (“Holder”) is entitled to purchase up to the aggregate number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Section 1.7 and Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This is one of a series of the Company’s warrants in the same form and issued on or about the Issue Date of this Warrant pursuant to the Loan and Security Agreement.

ARTICLE 1

EXERCISE

1.1                               Method of Exercise.  Holder may exercise this Warrant, in whole or in part, by delivering the original of this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising a cashless exercise set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer of same-day funds (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                               Cashless Exercise.  In lieu of payment of the aggregate Warrant Price in the manner specified in Section 1.1 above (but otherwise in accordance with the requirements of Section 1.1), Holder may elect to exercise this Warrant, in whole or in part, and receive such number of Shares as is determined by dividing (a) the aggregate fair market value of the Shares with respect to which this Warrant is being exercised (including the Shares surrendered to the Company in payment of the aggregate Warrant Price) minus the aggregate Warrant Price of the Shares with respect to which this Warrant is being exercised (including the Shares surrendered to the Company in payment of the aggregate Warrant Price) by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3                               Fair Market Value.  If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class of Stock is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day (as defined below) immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded or quoted on a Trading Market and the Class of Stock is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded or quoted on a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.  “Business Day” means any day that is not a Saturday, Sunday or a day on which Pacific Western Bank is closed.

1.4                               Delivery of Certificate and New Warrant.  Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate for the Shares acquired by Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares neither so acquired nor canceled in payment of the aggregate Warrant Price.

1.5                               Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor.

1.6                               Repurchase on Sale, Merger, or Consolidation of the Company.

1.6.1                     Acquisition.  For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company, (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate

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reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

1.6.2                     Exercise Upon Acquisition.  Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities (a “Cash/Public Acquisition”), this Warrant shall be deemed to have been automatically exercised pursuant to Section 1.2, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.  For the purpose of this Warrant, “marketable securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

1.6.3                     Assumption of Warrant.  Upon the closing of any Acquisition other than a Cash/Public Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

1.7                               Adjustment in Underlying Shares.

1.7.1                     Solely for purposes of this Section 1.7, capitalized terms used in this Section 1.7 but not defined in this Warrant shall have the meaning given to them in the Loan and Security Agreement.

1.7.2                     This Warrant shall be exercisable for the number of Shares equal to the quotient of (a) 4.0% of the difference between (i) the aggregate principal amount of all Term Loans made by Alexandria Equities, LLC pursuant to the Loan and Security Agreement on or before the date of exercise, it being understood that in the event of any partial exercise of this Warrant, the aggregate principal amount of all Term Loans made by Alexandria Equities, LLC upon any subsequent exercise shall include only the aggregate principal amount of Term Loans

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made after the date of the most recent prior exercise and (ii) $3,000,000, divided by (b) the Warrant Price, with any resulting fraction rounded down to the nearest whole share, which total number of Shares shall not exceed 75,585 (subject to any adjustment made pursuant to Article 2 hereof).

1.7.3                     With respect to any adjustment to the number of shares pursuant to this Section 1.7, all shares subject to this Warrant shall be of the same series and class of stock and bearing the same rights, preferences, and privileges as such series and class of stock denoted in the above caption hereto. The adjustment under this Section 1.7 shall be in addition to any adjustment made pursuant to Article 2 hereof.

1.8                               Certain Agreements.  As a condition to the issuance of Shares upon any exercise of this Warrant, Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, (i) that certain Fifth Amended and Restated Stockholders Agreement, dated as of April 6, 2016, among the Company and the stockholders party thereto, as such agreement may be amended and/or restated from time to time (the “Stockholders Agreement”), and (ii) that certain Third Amended and Restated Registration Rights Agreement, dated as of April 6, 2016, among the Company and the individuals and entities listed on Exhibit A attached thereto, as such agreement may be amended and/or restated from time to time (the “Registration Rights Agreement”) (each of which has been provided to Holder), in each case, solely with respect to the Shares issued upon such exercise (and the shares of common stock, if any, issued upon conversion of such Shares), solely to the extent that all holders of outstanding shares of the Class of Stock are then parties thereto, and solely to the extent each such agreement is then by its terms in force and effect.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1                               Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of the Class of Stock payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class of Stock into a greater amount of shares of such Class of Stock, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the Company combines or consolidates, by reclassification or otherwise, the outstanding shares of the Class of Stock into a lesser amount of shares of such Class of Stock, the number of Shares purchasable hereunder shall be proportionately decreased and the Warrant Price shall be proportionately increased.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in all of the outstanding shares of the Class of Stock being reclassified, exchanged, substituted or replaced for, into with or by Company securities of a different class and/or series, then from and after the consummation of such event, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of

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securities that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock, automatically or by action of the holders thereof, pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Certificate of Incorporation”), including, without limitation, in connection with a QPO (as defined in the Certificate of Incorporation). The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Diluting Issuances.  Without duplication of any adjustment provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.4                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and notify Holder in writing setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer (or person of equivalent responsibility) setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.5                               No Fractional Shares.  No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (a) the fair market value (as determined pursuant to Section 1.3 above) of a full Share, less (b) the then-effective Warrant Price.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                               Representations and Warranties.  The Company hereby represents and warrants to Holder as follows:

(a)                                 The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class of Stock were last sold and issued prior to the Issue Date.

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(b)                                 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, when paid for in accordance with the provisions hereof, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table attached to this Warrant is true and complete, other than failures to be true and complete as are de minimis in effect to Holder, as of the Issue Date.

3.2                               Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of the outstanding shares of the Class of Stock any additional shares of stock of any class or series of its stock (other than pursuant to contractual pre-emptive rights); (c) effecting any reclassification or recapitalization of common stock; or (d) effecting an Acquisition or liquidation, dissolution or winding up. The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3                               Information Rights.  So long as Holder holds this Warrant, the Company shall deliver to Holder such reports as the Company furnishes to each Major Investor (as defined in the Stockholders Agreement) pursuant to Section 7.1 of the Stockholders Agreement, subject to the limitations set forth therein.

3.4                               Registration Under Securities Act of 1933, as amended.  The Company agrees that, upon execution and delivery of a counterpart signature to the Registration Rights Agreement, the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities” solely for the purpose of obtaining “piggyback” registration rights pursuant to Section 4 of the Registration Rights Agreement, and Holder shall be an “Investor” under the Registration Rights Agreement.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER

4.1                               Representations and Warranties.  Holder hereby represents and warrants to the Company as follows:

4.1.1                     Purchase for Own Account.  This Warrant is made with Holder in reliance upon the Holder’s representation to the Company, which by Holder’s execution of this Warrant, Holder hereby confirms, that this Warrant, the Shares and the securities issuable, directly or indirectly, upon conversion of the Shares, if any (collectively, the “Securities”), are being acquired for investment for Holder’s own account (or the account of its respective Affiliates), not as a nominee or agent, and not with a view to the resale or distribution of any part

6

thereof in violation of any applicable law, and that Holder has no present intention of selling, granting any participation in or otherwise distributing the Securities to any other person in violation of any applicable law.  By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

4.1.2                     Disclosure of Information.  Holder represents that it has had an opportunity to discuss with the Company the terms and conditions of the offering of this Warrant and the Company’s business, properties, prospects and financial condition. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 3 of this Warrant or the right of the Holder to rely thereon.

4.1.3                     Investment Experience.  Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant and the Securities issuable upon exercise thereof. Holder also represents it has not been organized for the purpose of acquiring this Warrant or the Securities issuable upon exercise thereof.

4.1.4                     No Public Market.  Holder understands that no public market now exists for this Warrant or the Securities issuable upon exercise thereof, and that the Company has made no assurances that a public market will ever exist for this Warrant or the Shares.

4.1.5                     Accredited Investor.  Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

4.1.6                     Restricted Securities.  Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act and such other securities laws only in certain limited circumstances. In the absence of any effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In this connection, such Holder represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Company be available to the public. Such information is not now available and the Company has no present plans to make such information available. Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale.

4.2                               Market Stand-Off Agreement.  Holder agrees that the Shares shall be subject to the same market stand-off provisions as those set forth in Section 12 of the Registration Rights Agreement, as in effect on the Issue Date.

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4.3                               No Stockholder Rights.  Without limiting any provision of this Warrant, Holder agrees that, as a Holder of this Warrant, it will not have any voting rights or other rights as a stockholder until the exercise of this Warrant in accordance with its terms.

ARTICLE 5

MISCELLANEOUS

5.1                               Term; Automatic Cashless Exercise Upon Expiration.

5.1.1                     This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the 270-day period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until 270 days after the effective date of the Company’s initial public offering.

5.1.2                     In the event that, upon the Expiration Date, the fair market value (as determined pursuant to Section 1.3 above) of one Share (or other security issuable upon the exercise hereof) is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised.

5.2                               Legends.  Each certificate evidencing the Shares (and each certificate evidencing the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN SECOND WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO ALEXANDRIA EQUITIES, LLC DATED            , 2016, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

5.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4                               Transfer Procedure.  Subject to the provisions of Section 5.3 and this Section 5.4, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this

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Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company written notice of the portion of this Warrant and/or Shares (and/or securities issuable, directly or indirectly, upon conversion of the Shares, if any) being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided that, as a condition to such transfer, any subsequent transferee shall agree in writing with the Company to be bound by the terms and conditions of this Warrant, including without limitation Section 4.2 hereof. No surrender or reissuance shall be required if the transfer is to an affiliate of Holder; provided that Holder gives the Company written notice of the portion of this Warrant and/or Shares (and/or securities issuable, directly or indirectly, upon conversion of the Shares, if any) being transferred setting forth the name, address and taxpayer identification number of the transferee. Notwithstanding anything to the contrary set forth herein, Holder shall not be permitted to transfer this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to an operating corporation, partnership, limited liability company or similar entity actively engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the research, production, development, manufacture, licensing, distribution, sale, or use of microparticle or nanoparticle technologies for developing therapeutic or prophylactic pharmaceutical agents delivered to or through mucus, mucin, or mucosal tissues or barriers (a “Competitive Operating Entity”), except in connection with an Acquisition of the Company by such Competitive Operating Entity.

5.5                               Notices.  All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first- class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to Holder shall be addressed as follows:

Alexandria Equities, LLC

385 E. Colorado Blvd., Suite 299

Pasadena, California 91101

Attn: Chief Financial Officer

All notices to the Company shall be addressed as follows until Holder receives notice of a change in address:

Kala Pharmaceuticals, Inc.

100 Beaver Street

Suite 201

Waltham, MA 02453

Attn: Chief Executive Officer

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With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

Attn: Lia Der Marderosian, Esq.

60 State Street

Boston, MA 02109

Facsimile: (617) 526 5000

Email: Lia.DerMarderosian@wilmerhale.com

5.6                               Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                               Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8                               Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.9                               Counterparts; Facsimile/Electronic Signatures.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.10                        Effect of Headings.  The descriptive headings in this Warrant have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

5.11                        Entire Agreement.  This Warrant constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any and all other written or oral agreements relating to such subject matter existing among the parties are expressly canceled.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Second Warrant to Purchase Stock as of the Issue Date set forth above.

COMPANY:

KALA PHARMACEUTICALS, INC.

By:

Name:

Title:

HOLDER:

ALEXANDRIA EQUITIES, LLC

By:

Name:

Title:

APPENDIX 1

NOTICE OF EXERCISE

1.                                      The undersigned, pursuant to the terms of the attached warrant (the “Warrant”), hereby elects to purchase: (check applicable box)

☐                                                          Shares of KALA PHARMACEUTICALS, INC. covered by the Warrant and tenders herewith payment of the purchase price of such Shares in full pursuant to Section 1.1 thereof; or

☐                                                          Shares of KALA PHARMACEUTICALS, INC. covered by the Warrant pursuant to the cashless exercise procedure set forth in Section 1.2 thereof.

2.                                      Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

Holder’s Name:

Address:

3.                                      By its execution below, Holder hereby makes and affirms each of the representations, warranties and covenants set forth in Section 4 of the Warrant as of the date hereof.

HOLDER:

ALEXANDRIA EQUITIES, LLC

By:

(Print Name of Signatory)

(Title)

(Date)